Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OMRON MANAGEMENT CENTER OF AMERICA, INC.

SCIENTIFIC TECHNOLOGY INCORPORATED

AND

SCIENTIFIC TECHNOLOGIES INCORPORATED

Dated as of April 24, 2006

Exhibit A HoldCo Stock Purchase Agreement

Exhibit B AP Purchase Agreement

Exhibit C Third Party Consents

Exhibit D Contract Modifications

INDEX OF DEFINED TERMS

401(k) Plans	5.9(c)
Acquisition Proposal	5.3(g)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(e)
Agreement of Merger	1.2
Agreement	Preamble
Business Day	1.2
Oregon Law	Recitals
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.15(a)
Code	1.8(d)
Company Balance Sheet	2.4(b)
Company Board Approval	2.21
Company Charter Documents	2.1(b)
Company Common Stock	1.6(c)(i)
Company Disclosure Letter	Article II Preamble
Company Employee Plan	2.15(a)
Company Environmental Permits	2.12(d)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.16(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plans	1.6(g)
Company Registered Intellectual Property	2.8(a)
Company Rights Agreement	2.2(a)
Company Rights	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(b)
Company Warrants	1.6(d)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contract	2.2(d)
Customary Severance Practices	2.15(h)
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.15(a)
Effect	8.3(c)
Effective Time	1.2
Employee Agreement	2.15(a)
Employee	2.15(a)
End Date	7.1(b)
ERISA Affiliate	2.15(a)
ERISA	2.15(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.18(a)
Fairness Opinion	2.22
FCPA	2.19
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.9
Governmental Entity	2.3(c)
Hazardous Material	2.12(b)
Hazardous Materials Activities	2.12(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.15(a)
IRS	2.15(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(d)
Liens	2.1(c)
Material Adverse Effect	8.3(c)
Merger Consideration	1.6(c)(i)
Merger Sub Common Stock	1.6(f)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Open Source	2.8(p)
Option Ratio	5.9(a)
Parent Common Stock	5.1
Parent	Preamble
PBGC	2.15(a)
Pension Plan	2.15(a)
Person	8.3(d)
Proxy Statement	2.20
PTO	2.8(b)
Registered Intellectual Property	2.8(a)
Returns	2.6(b)(i)
Securities Acts	2.4(a)
Shareholders' Meeting	0
Shrink-Wrapped Code	2.8(a)
Source Code	2.8(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
the business of	8.3(a)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Debt	2.2(c)
WARN	2.15(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 24 2006, by and among Omron Management Center of America, Inc., a Delaware corporation ("Parent"), Scientific Technology Incorporated, a California corporation ("Holdco"), and Scientific Technologies Incorporated, an Oregon corporation (the "Company").

RECITALS

A. The respective Boards of Directors of Parent, Holdco and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The business combination is intended to comprise, in addition to the other transactions provided for herein, three mutually conditioned transactions, including the following: (1) the purchase by Parent of all of the outstanding shares of capital stock of Holdco (which holds approximately 86% of the outstanding common stock of the Company) (the "Stock Purchase"), pursuant to the terms of the Stock Purchase Agreement between Parent and the holders of all of the outstanding capital stock of Holdco, dated as of the date hereof, in the form attached hereto as Exhibit A (the "Stock Purchase Agreement"); (2) the sale and transfer to Automation Products Group, LLC ("AP Company") (1) the stock of Lundahl Industries, PSI-Tronix and Applied Electro Technologies Inc., and (2), to the extent not covered by (1), the assets and liabilities of Holdco and the Company unrelated to the Safety Products Group segment of Company's business ("SPG") (collectively, the "AP Purchase"), pursuant to that certain Purchase Agreement dated as of April 24, 2006 (the "AP Purchase Agreement") by the Company to Automation Products Group, LLC (the "AP Company"), in the form attached hereto as Exhibit B; and (3) the Merger (as defined in Section 1.1) provided for herein. The AP Purchase would include, among other things, the assets and liabilities of HoldCo and the Company solely related to Automation Products Group segment of Company's business ("APG").

C. The respective Boards of Directors of Holdco and the Company have approved, in accordance with the Chapter 60 of the Oregon Revised Statutes ("Oregon Law") and the California Corporations Code ("California Law"), this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger.

D. The Board of Directors of the Company has resolved to recommend to its shareholders approval and adoption of this Agreement and approval of the Merger.

E. The shareholders of Holdco have approved and adopted this Agreement and approved the Merger.

F. Parent and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger .  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Oregon Law and California Law, Holdco shall be merged with and into the Company (the "Merger"), the separate corporate existence of HoldCo shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2   Effective Time; Closing .  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Plan of Merger consistent with this Agreement and in form and substance satisfactory to the parties hereto together with accompanying officers' certificates with the Secretary of State of the State of Oregon in accordance with the relevant provisions of Oregon Law (the "Plan of Merger") and filing an Agreement of Merger consistent with this Agreement and in form and substance satisfactory to the parties hereto together with accompanying officers' certificates with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the "Agreement of Merger") (the time of such filings with the Secretary of State of the State of Oregon and the Secretary of State of the State of California (or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger and the Agreement of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, CA, are authorized or obligated by law or executive order to close.

1.3   Effect of the Merger .  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Oregon Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Holdco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Holdco shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Articles of Incorporation and Bylaws .  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be as set forth in the Plan of Merger, until thereafter amended in accordance with Oregon Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, the Articles of Incorporation shall be amended so as to comply with Section 5.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be as set forth in the Plan of Merger, until thereafter amended in accordance with Oregon Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 5.10(a).

1.5   Directors and Officers .  Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be as set forth in the Plan of Merger, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be as set forth in the Plan of Merger, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, and the Company shall cause the directors and officers of the Surviving Corporation immediately following the Effective Time to be the directors and officers, respectively of each of the Company's Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6   Effect on Capital Stock .

  Definitions.
      "Adjustment Balance Sheet" shall mean the estimated unaudited consolidated balance sheet of the Company delivered to Parent at least five (5) Business Days prior to the mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1 and certified as a true and correct estimate by the Company's Chief Financial Officer as of the Adjustment Date, that has been prepared in accordance with GAAP (except that the Adjustment Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) consistently applied on a basis consistent with the Company Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company as of the Adjustment Date.
      "Adjustment Date" shall mean the last day of the last calendar month ending at least fifteen (15) Business Days prior to the date of mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1.
      "Adjustment Date Cash" shall mean the amount of cash held by the Company as of the Adjustment Date, as reflected on the Adjustment Balance Sheet, less the amount of any Net APG Cash that has been received in connection with the AP Purchase prior to the Adjustment Date.
      "Adjustment Date Options" shall mean the Company Options which are outstanding as of the Adjustment Date.
      "Adjusted Working Capital" shall mean, as of a particular date, the adjusted working capital of the Company, assuming for this purpose only that the Automation Products Group business is not included in the Company's financial position and operating results, all as determined in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies, and practices that were used in preparing the Company Balance Sheet as defined in Section 2.4 (b), calculated consistently with the computation of non-cash working capital set forth on Schedule 1.6(a)(4).
      "Aggregate Exercise Price" shall mean the aggregate Exercise Price, on the basis of a full cash exercise by holder of all Adjustment Date Options which have an exercise price per share of Company Common Stock which may be purchased pursuant thereto which is less than the Per Share Amount; provided that the exercise price of any Company Option which is exercised at such a time that the payment of the Exercise Price therefor is reflected in the Adjustment Balance Sheet shall not be included in the Aggregate Exercise Price.
      "Balance Sheet Adjustment Amount" shall mean (A) the Company's Adjusted Working Capital as of the Adjustment Date, minus (B) the Company's Adjusted Working Capital as of December 31, 2005.
      "Business Day[s]" shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
      "Company Rights" shall mean Company Options and any other rights to purchase Company Common Stock (whether by exercise, conversion or exchange), other than pursuant to the Company Purchase Plan.
      "Estimated Transaction Costs" shall have the meaning set forth in Section 5.14.
      "Exercise Price" shall mean, with respect to a Company Right, the consideration that the holder thereof must pay in order to exercise, convert or exchange such Company Right and acquire the shares of Company Common Stock that may be acquired pursuant thereto.
      "In-the-Money Rights" shall mean all Company Rights the Exercise Price per share of which is less than or equal to the Per Share Amount.
      "Net APG Cash" shall mean the amount of cash purchase price paid (or to be paid) to the Company pursuant to the AP Purchase Agreement in connection with the transactions contemplated therein, less the amount of tax owed by the Company in connection with the consummation of the transactions contemplated in the AP Purchase Agreement, with such tax calculated in accordance with the principles set forth in Schedule 1.6(a)(12).
      "Per Share Amount" shall mean the quotient of the Total Consideration divided by the Total Outstanding Shares, rounded up to the nearest whole penny.
      "Total Consideration" shall mean an amount equal to the sum of (a) USD $94,000,000, plus (b) Adjustment Date Cash, plus (c) Net APG Cash, plus (d) income tax receivable (if any) as of the Adjustment Date, plus (e) Aggregate Exercise Price, minus (f) Estimated Transaction Costs, plus (g) the Balance Sheet Adjustment Amount (which for the avoidance of doubt may be positive or negative).
      "Total Outstanding Shares" shall mean, the sum of (a) as of the Adjustment Date, the aggregate number of shares of Company Common Stock issued and outstanding, plus (b) the maximum aggregate number of shares issuable upon a full cash exercise by holder, exchange or conversion of all In-the-Money Rights which are outstanding as of the Adjustment Date and that are at that time or will be at or prior to the Effective Time vested and convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, on an as converted to, exercised for and exchanged for Company Common Stock basis; provided that for purposes of determining the number of shares of Company Common Stock issuable under the Company Purchase Plans as of the Adjustment Date for purposes of this definition, it shall be assumed that employee payroll deductions under the Company Purchase Plans shall continue, at the levels in affect as of the date hereof, through June 30, 2006 (even though that date may be before or after the Adjustment Date).
      "Transaction Costs" shall mean the third party costs and expenses incurred by the Company or HoldCo with respect to the transactions contemplated herein (including, without limitation, attorney's fees, auditor's fees and the TSG Fee, including estimated transaction costs) all as reflected on the Statement of Expenses delivered pursuant to Section 5.14; provided that Transaction Costs shall not include expenses incurred under Section 5.10.
      "TSG Fee" shall mean the fee owed to The Spartan Group by the Company in connection with the transactions contemplated herein.
  Adjustment Balance Sheet. The Company shall prepare and deliver the Closing Date Balance Sheet not less than five (5) Business Days prior to the mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1 and shall cause the Closing Date Balance Sheet to be certified as true and correct in all material respects in form acceptable to Parent by the Company's Chief Financial Officer as of the Adjustment Date.
  Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
    Each share of the Common Stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(e) or Dissenting Shares as provided in Section 1.7, will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to the Per Share Amount, without interest (such amount of cash hereinafter referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).
  Company Options. At the Effective Time, all Company Options outstanding under each Company Stock Option Plan shall not be assumed by Parent, and shall have their vesting accelerated by the Company. At the Effective Time, each Company Option held by any person that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Company Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the Per Share Amount minus the per share exercise price of such Company Option immediately prior to the Effective Time (the "Option Cash-Out Amount"); provided, however, that if the Per Share Amount does not exceed the exercise price of such Option immediately prior to the Effective Time, the Option Cash-Out Amount for such Option shall be zero; provided further, that nothing in this Section 1.6(d) shall prohibit the holder of an Option from exercising such Option prior to the Effective Time in accordance with its terms. Prior to the Effective Time, the Company shall timely deliver any notices to holders of Company Options as may be required by the terms of the Stock Option Plans. Any materials to be submitted to the holders of such Options shall be subject to review and approval by Parent.
  Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
  Capital Stock of Holdco. Each share of common stock, no par value, of Holdco (the "Holdco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Holdco Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.
  Employee Stock Purchase Plans. Rights outstanding under the Company's 1997 Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the "Company Purchase Plans") shall be treated as set forth in Section 5.9(b).
  Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7   Dissenting Shares.

  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder's dissenters' rights under Chapter 13 of the California Corporations Code (such code, "California Law") or of Oregon Law (collectively, the "Dissenting Shares"), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Oregon Law and California Law.
  Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Oregon Law and California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.
  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Oregon Law or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any written communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent's consent (which consent shall not be unreasonably withheld).

1.8   Surrender of Certificates .

  Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") for the Merger.
  Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent that shall provide that Parent shall, within five Business Days following the Effective Time, make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration payable pursuant to Section 1.6(c)(i) and Section 1.6(d) in exchange for outstanding shares of Company Common Stock and Company Options. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."
  Exchange Procedures. As soon as practicable following the Effective Time (but in no event later than five (5) business days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(c)(i) or Company Options whose Options were converted into the right to receive cash as provided in Section 1.6(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Options shall pass, only upon delivery of the Certificates or Options to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Options in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates or Options for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates or Options shall be entitled to receive in exchange therefor the cash as provided in Section 1.6, and the Certificates or Options so surrendered shall forthwith be canceled. Subject to the terms and conditions of this Article I, Parent shall cause the Exchange Agent to pay the Merger Consideration as provided in Section 1.6. Parent shall not take any action that would prevent the Exchange Agent from making payment of the Merger Consideration in accordance with its customary procedures. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefore may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered, outstanding Certificates or Options will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the cash as provided in Section 1.6 into which such shares of Company Common Stock or Options shall have been so converted.
  Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be timely deposited with the appropriate taxing authority and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
  No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
  Expenses; Investment of Exchange Fund. The expenses of the Exchange Agent shall not be paid from the Exchange Fund but shall be paid directly by the Surviving Corporation or Parent. If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 1.6, Parent, from time to time after the Effective Time, shall deposit additional cash with the Exchange Agent sufficient to make all such payments. The Exchange Fund shall not be used for any purpose that is not provided herein. The Exchange Agent may invest, if so directed by Parent or the Surviving Corporation, the Exchange Fund in obligations of the United States Government or any agency or instrumentality therefore, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof. No such investment or loss thereon shall affect the amounts payable to Company security holders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company security holders pursuant to this Article I shall promptly be paid to Parent.
  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Options one year after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Options who have not surrendered such Certificates or Options in compliance with this Section 1.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation solely as general creditors for the cash into which such Certificates or Options have been converted (which shall not accrue interest) pursuant to Section 1.6(c)(i) or Section 1.6(d) with respect to the shares of Company Common Stock or Options formerly represented thereby.

1.9   No Further Ownership Rights in Company Common Stock or Options .  All consideration paid pursuant hereto upon the surrender for exchange of shares of Company Common Stock or Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10   Lost, Stolen or Destroyed Certificates or Options .  In the event any Certificates or Options shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates or Options, upon the making of an affidavit of that fact by the holder thereof, such cash payable pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates or Options to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates or Options alleged to have been lost, stolen or destroyed.

1.11   Further Action .  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Holdco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Holdco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, that disclosure in any section of such letter shall be deemed to be disclosed with respect to any other section of Article II of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) supplied by Company to Parent dated as of the date hereof and certified by the chief executive officer of Company (the "Company Disclosure Letter"), as follows:

2.1   Organization; Standing and Power; Charter Documents; Subsidiaries .

  Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing individually or in the aggregate, as have not had and are not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person.
  Charter Documents. The Company has delivered or made available to Parent (or its representatives) (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.
  Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company's cash management program.

2.2   Capital Structure .

  Capital Stock. The authorized capital stock of Company consists of:  100,000,000 shares of Company Common Stock, $0.001 par value per share. At the close of business on April 24, 2006: 9,800,253 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, and (ii) no shares of Company Common Stock were issued and held by the Company in its treasury. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
  Company Options. As of the close of business on April 24, 2006: (i) 553,816 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company's 1997 Stock Option Plan (the "Company Stock Option Plan") (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plan are referred to in this Agreement as "Company Options"); (ii) as of April 24, 2006, 252,483 shares of Company Common Stock were available for future grant under the Company Stock Option Plan; (iii) 548,200 shares of Company Common Stock are issuable under the Company Purchase Plans; and (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Option Plan and (B) other than shares reserved for issuance under the Company Purchase Plans. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted, (b) the name of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such Company Option, (d) the exercise price of such Company Option, and (e) in the case of Company Options, whether such Company Option is an incentive stock option as defined in Section 422 of the Code and/or is subject to Section 409 of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except for the Stock Option and Stock Purchase Plans, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plans was $26,970.15. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
  Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, "Voting Debt").
  Other Securities. As of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. There are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

2.3   Authority; No Conflict; Necessary Consents .

  Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders and the filing of the Agreement of Merger pursuant to Oregon Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or Series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.
  No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, except in the case of clause (ii) or (iii) of this Section  2.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which are not individually or in the aggregate material. Section 2.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company's or any of its Subsidiary's Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger (such consents, waiver and approvals, together with any consents required to avoid a breach or default described in (b)(ii) above, the "Required Contract Consents").
  Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body legitimately exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Plan of Merger with the Secretary of State of the State of Oregon and of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of any Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the expiration or termination of the applicable waiting period, if any, under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would have a Material Adverse Effect on HoldCo, the Company or Parent, or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frame in which the Merger and such other transactions would otherwise be consummated in the absence of the need for such consent, notice, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Necessary Consents."

2.4   SEC Filings; Financial Statements; Internal Controls .

  SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including all information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i)  complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
  Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments, none of which, when taken alone or together, are expected to be material). The Company does not intend to correct or restate, nor, to the Company's Knowledge, is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the "Company Balance Sheet." Except as incurred since the date of the Company Balance Sheet and prior to the date hereof in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement or incurred after the date hereof in accordance with the terms of this Agreement and except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP.
  The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials). Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, the Company's independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5   Absence of Certain Changes or Events .  Since the date of the Company Balance Sheet until the date hereof, there has not been, accrued or arisen:

  entry by the Company or any of its Subsidiaries into any new line of business;
  any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company;
  any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
  any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;
  any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;
  any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction;
  any termination of any material Contract to which the Company or any of its Subsidiaries was a party or by which it was bound;
  any adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
  any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

2.6   Taxes.

  Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
  Tax Returns and Audits.
    The Company and each of its Subsidiaries have timely filed or will file all material federal, state, local and foreign returns, estimates, information statements and reports and all other filings ("Returns") relating to Taxes required to be filed by the Company or any of its Subsidiaries with any Tax authority, including any combined, consolidated or unitary returns of which the Company or any Subsidiary is a member. Such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements and the Company and each of its Subsidiaries have timely paid or withheld and paid to the appropriate Governmental Entity all Taxes due on such Returns.
    Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
    No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.
    Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
    Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or HoldCo), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation  1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) to the Company's Knowledge, ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
    No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed orally or in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
    None of the Company or any of its Subsidiaries has engaged in a transaction that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
    The Company is not a U.S. Real Property Holding Company.
  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.7   Title to Properties; Customer Information.

  Properties. Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.7 of the Company Disclosure Letter sets forth a list of all real property leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business as of the date hereof (the "Leased Real Property"). All such leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not with respect to the Company or any of its Subsidiaries or to the Knowledge of the Company with respect to any other contracting party, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.
  Documents. The Company has provided or made available to Parent accurately reproduced and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Documents"); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those provided or made available to Parent as required by this Section 2.7(b).
  Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible and intangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) for such properties and tangible assets as are no longer used or usable in the conduct of the business of the Company or its Subsidiaries or have been disposed of in the ordinary course of business, (ii) Liens for Taxes not yet due and payable and statutory Liens securing payments not yet due or which are being contested in good faith by any appropriate proceedings for which adequate reserves have been established, and (iv) such liens, encumbrances or imperfections of title, if any, as do not materially impair the use of the property subject thereto, or the operations of the Acquired Company or any of their Subsidiaries.

2.8   Intellectual Property .

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Company Intellectual Property" means any and all Intellectual Property and Intellectual Property Rights used or that has been developed for use exclusively in the SPG that are owned by the Company or its Subsidiaries.

  "Company Products" means all SPG products and technologies that have been distributed, sold or licensed by or on behalf of the Company or any of its Subsidiaries. Company Products specifically excludes those products, if any, identified on Schedule 2.8(a).

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property used or that has been developed for use in the SPG that is owned by, or filed in the name of, the Company or any of its Subsidiaries.

  "Intellectual Property" means any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

  "Intellectual Property Rights" means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors' certificates, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information ("Trade Secrets"), (iv) other proprietary rights relating to Intellectual Property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

  "Open Source Materials" means computer software code that is subject to a license requiring, as a condition to use, modification or use of the software code, that the software code or other software code combined or distributed with it be (1) disclosed or distributed in Source Code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge.

  "Registered Intellectual Property" means applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

  "Shrink-Wrapped Code" means generally commercially available object code where available for a cost of not more than U.S. $25,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

  "Source Code" means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

  Registered Intellectual Property; Proceedings. Section 2.8(b) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.
  Registration. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.
  Further Actions. There are no actions that must be taken by the Company or any of its Subsidiaries before July 31, 2006, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing Company Registered Intellectual Property.
  Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property), is free and clear of any Liens other than those set forth on Section 2.8(e) of the Company Disclosure Letter. The Company is the exclusive owner of all Company Intellectual Property.
  Intellectual Property Development. To the extent that any Intellectual Property used or that has been developed for use in the SPG has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has obtained ownership of, and is the exclusive owner by operation of law or by valid assignment of, all such Intellectual Property that is material to the SPG.
  Licenses-In. Other than (i) Shrink-Wrapped Code, (ii) Open Source Materials as set forth in Section 2.8(p) of the Company Disclosure Letter and (iii) non-disclosure or confidentiality agreements, Section 2.8(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property or Intellectual Property Rights used or that has been developed for use exclusively in the SPG by a third party.
  Licenses-Out. Other than (i)  non-disclosure agreements and (ii) non-exclusive licenses, and related agreements (including software and maintenance and support agreements), of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), Section 2.8(h)(ii) of the Company Disclosure Letter lists all contracts, licenses and agreements related to the SPG to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has either generated more than $500,000 in revenue in a fiscal year in any of the last three fiscal years or has granted or provided any material Company Intellectual Property or current Company Products to third parties.
  No Default/No Conflict. All Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the SPG business of the Company and its Subsidiaries, are in full force and effect and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contracts that are individually or in the aggregate material. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
  No Infringement. Other than the actions listed in the Company Disclosure Letter, the operation of the SPG business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.
  Notice. Neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
  No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.
  Transaction. Except pursuant to the terms of the AP Purchase Agreement or the Contracts listed in Section 2.8(m) of the Company Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
  Confidentiality and Security. Each of the Company and its Subsidiaries has taken reasonable steps to protect confidentiality of the confidential information of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries.
  No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.
  Open Source Materials. Section 2.8(p) of the Company Disclosure Letter sets forth a list of all Open Source Materials that are included in, or provided or distributed with any current Company Product.
  Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 2.8(q) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property.
  Government Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property.
  Indemnification. Neither the Company nor any of its Subsidiaries is party to or bound by any agreement of indemnification or any guaranty (other than any agreement unrelated to the SPG or agreement of indemnification that has been entered into in the ordinary course of business in connection with the sale, distribution or licensing of the Company Products).
  Limitations. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or material Intellectual Property Rights (other than pursuant to the terms of Contracts set forth in Section 2.8(g) of the Company Disclosure Letter) or compete with any Person in any material line of business or to compete with any person, (b) granting any exclusive distribution rights, or (c) providing "most favored nation" or other preferential pricing terms for current Company Products.
  Employee Agreements. All employees who have contributed to or participated in the conception and development of the Company Products (including software) on behalf of Company or any Subsidiaries either (1) have been party to an arrangement or agreement with Company or the appropriate Subsidiary that has accorded Company or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law, or (2) have assigned to the Company or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law.

2.9   Governmental Authorizations

. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or currently proposed to be conducted or the holding of any such interest or the use or proposed use of their assets or properties (collectively, "Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be, except for such consents, licenses, permits, grants or other authorizations which are not, in the aggregate, material to the Company. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.10   Litigation .  Except as described in the Company's SEC Reports or as set forth in Section 2.10 of the Company Disclosure Letter, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such by or before any Governmental Entity. There has not been since January 1, 2002, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company's Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.11   Compliance with Laws .  Neither the Company nor any of its Subsidiaries is in violation or default in any respect of any Legal Requirements (including Environmental Laws and regulations) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected except for such violations or defaults as are not in the aggregate material to the Company. There is no agreement, judgment, injunction, order or decree of any Governmental Entity binding upon the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party or by which any of their property is bound.

2.12   Environmental Matters .

  The Company and its Subsidiaries are in compliance with all applicable Environmental Laws; and no material expenditures are or will be required in order to come into compliance with any Environmental Laws. "Environmental Laws" for purposes of this Agreement shall mean (a) any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, common laws, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment; (b) laws relating to the control of any pollutant or the protection or restoration of the environment (including air, water and land) or natural resources; or (c) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of Hazardous Materials, including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. 2701 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1501 et seq., the Occupational Safety and Health Act, as amended, and their respective state counterparts, and the Safe Drinking Water and Toxic Enforcement Act (Proposition 65), Cal. Health & Safety Code 25249.5 et seq.
  The Company and its Subsidiaries have not transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to material quantities of Hazardous Materials or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage, or liability to the Company or any of its Subsidiaries for response costs under any Environmental Law, or any adverse health effect to any person. "Hazardous Materials" for purposes of this Agreement shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, means any pollutant, contaminant, hazardous or toxic substance, or waste and any other substance or material classified as hazardous or toxic by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity and including, without limitation, asbestos and asbestos containing material, oil, petroleum, petroleum derived products, additives to petroleum or petroleum products, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, radioactive material, but excluding office and janitorial supplies properly and safely maintained.
  Neither the Company nor its Subsidiaries have: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any material quantity of any Hazardous Material on, to, from or in the vicinity of any real property, including but not limited to real property currently or previously owned or used by the Company, its Subsidiaries or any predecessor entity in the case of either (i) or (ii) in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage or liability to the Company or any of its Subsidiaries.
  The Company and its Subsidiaries currently hold all material Permits (the "Company Environmental Permits") necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted.
  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, order, penalty assessment, notice of violation, judgment or claim is pending, or to the Company's Knowledge threatened, against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries (collectively "Environmental Claims").
  The Company and its Subsidiaries have obtained all instruments of financial responsibility under Environmental Laws which are required in connection with the business and the operations of the Company and its Subsidiaries.
  The Company and its Subsidiaries have made available copies of all material documents, reports, or analyses in the possession or control of the Company or any of its Subsidiaries relating to the presence or absence of Hazardous Materials on, at, under or migrating from or onto any real property currently or previously owned or used by Company and its Subsidiaries in connection with the operations of the Company and its Subsidiaries.
  The Company and its Subsidiaries have not generated, arranged for disposal, transported or disposed of any Hazardous Material to any facility where there has been a Release or threatened Release of Hazardous Materials or any other condition which has caused or may reasonably be expected to cause damage, liability, response costs or expenses to be assigned to the Company or its Subsidiaries, including but not limited to damage or liability under any Environmental Law.
  The Company and its Subsidiaries have not sold, placed into commerce or otherwise produced any product, good, material, supply or substance that is in violation of any Environmental Law in a manner that may reasonably be likely to result in material liability to the Company or any of its Subsidiaries.

2.13   Brokers' and Finders' Fees; Fees and Expenses .  Except for fees payable to The Spartan Group LLC, pursuant to an engagement letter dated August 29, 2005, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.14   Transactions with Affiliates .  Except as set forth in the Company SEC Reports, since the date of the Company's last annual proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15   Employee Benefit Plans and Compensation .

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded (including each "employee benefit plan," within the meaning of Section 3(3) of ERISA), which is or, within the six years prior to the Effective Time, has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

  "DOL" shall mean the United States Department of Labor.

  "Employee" shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

  "Employee Agreement" shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee and with respect to which the Company has or may have any current or future liabilities or obligations.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

  "International Employee Plan" shall mean each Company Employee Plan that, within six years prior to the Effective Time, has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

  "IRS" shall mean the United States Internal Revenue Service.

  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

  "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

  Schedule. Section 2.15(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. To the Knowledge of the Company, no employee of the Company intends to terminate his or her employment for any reason. Section 2.15(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Employees (other than accountants, attorneys and investment bankers) that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is currently in effect or which is or may be subject to ongoing obligations.
  Documents. The Company and each of its Subsidiaries has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust, insurance or other funding documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements, elections, directions and contracts relating to each Company Employee Plan, including administrative forms, service agreements and group insurance contracts, (vi) all substantive communications to any Employee or Employees relating to any Company Employee Plan or any proposed Company Employee Plan, in each case relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or enrollments, elections, or events which would result in any material liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than correspondence that is not reasonably likely to result in a material liability to the Company or any of its Subsidiaries, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries, and all fidelity bonds required under ERISA, for each Company Employee Plan, (ix) all discrimination tests performed to demonstrate compliance with requirements of the Code for each Company Employee Plan for the three most recent plan years, (x) all prospectuses prepared in connection with each Company Employee Plan and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
  Employee Plan Compliance.
    The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no Knowledge of any material default or violation by any other party to, or service provider for, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA, the Code and other federal, state and local law. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its current qualified status under the Code or is maintained pursuant to a prototype or volume submitter plan document. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
    There are no actions, suits, claims, or voluntary correction program applications pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or with respect to any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or liabilities that are set forth on the Company Balance Sheet).
    There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries or ERISA Affiliates, nor any Company Employee Plan fiduciary is subject to any material liability, penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA, part 4 of Title I of ERISA, or Sections 4975 through 4980G of the Code.
    For the three years preceding the date of this Agreement, the Company and each of its Subsidiaries have timely made all contributions (including employee payroll deduction contributions) and other payments required by and due under the terms of each Company Employee Plan.
  No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, nor assumed any liability for, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
  No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured welfare plan or related trust fund that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).
  Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor is the Company, any of its Subsidiaries or any ERISA Affiliate subject to any multiemployer pension withdrawal liability (on a single, joint or contingent basis) that has not been fully paid. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.
  No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or where the Company and its Subsidiaries have no outstanding or continuing liability.
  COBRA. All Company Employee Plans which are subject to COBRA have, prior to the Effective Time, materially complied with COBRA and any similar provisions of state law applicable to any such Company Employee Plans. No Company Employee Plan has any material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA or any similar state law.
  Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code. No provision of any Company Employee Plan or Employee Agreement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement.
  Parachute Payments; 409A. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. The Company is not party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code.
  Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to employment, equal opportunity, classification, nondiscrimination, immigration employee safety and health and wages and hours, and in each case, with respect to Employees, does not have any material liability (i) for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii)  payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims (other than routine claims for benefits) or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Employee or Employee Agreement that individually or in the aggregate could result in a material adverse effect to the Company. There are no pending claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker's compensation policy or long-term disability policy. The services provided by each of the Company's and each Subsidiary's Employees are terminable at the will of the Company and its ERISA Affiliates. Except as set forth in Section 2.15(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract or agreement (whether written or unwritten) with any Employee of the Company or any of its Subsidiaries that (i) restricts the right of the Company or any of its Subsidiaries to terminate the employment of any Employee without cause or (ii) obligates the Company or any of its Subsidiaries to pay severance or other benefits (other than as required by COBRA) to any Employee upon termination of such Employee's employment or provision of services with the Company or any of its Subsidiaries, a change of control of the Company (including entry into an agreement in connection with a potential change of control), or a combination thereof.
  Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.15(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past three years, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.
  International Employee Plan. With respect to each International Employee Plan, and the books and records thereof, (i) such plan is established, administered and maintained in material compliance with its terms and all applicable laws of each applicable jurisdiction; (ii) all material liabilities with respect to such plan are set forth on the Company Balance Sheet or in the notes thereto in accordance with GAAP; and (iii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any material liability.

2.16   Contracts .

  Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:
    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
    any employment, contractor or consulting Contract with any executive officer or other employee, contractor or consultant of the Company earning annual compensation in excess of $125,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;
    any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
    any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or any interest in any other Person or business enterprise other than the Company's Subsidiaries not in the ordinary course of business that was (or is) required to be disclosed in a periodic report on Form 8-K filed (or required to be filed) with the SEC;
    any dealer or distributor Contract pursuant to which the Company has recognized at least $500,000 in revenue during the last four fiscal quarters ending March 31, 2006 of the Company;
    any Contract required to be disclosed in Section 2.8(h)(ii) or Section 2.8(g) of the Company Disclosure Letter or any subsection thereof;
    any independent sales representative, private or brand-label agreements, manufacturing agreements, or joint marketing or development agreements;
    any contracts that contain restrictive covenants binding on Company or any of its Subsidiaries which (A) restrict the ability of the Company to operate its business in any geographic area, or (B) contain "most favored nation" or exclusivity, non-competition or non-solicitation provisions;
    any Contract containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, other than (i) those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries, (ii) Contracts that do not differ in substance from the Company's standard forms included in Section 2.8(h)(ii) of the Company Disclosure Letter or (iii) product warranty obligations handled in the ordinary course of business and adequately reserved for in accordance with GAAP;
    any other Contract not disclosed elsewhere in this Section 2.16 that has an aggregate value of $500,000 or more in any individual case or any Contract which relates to one of the Company's customers or affiliates listed on Section 2.16(a)(x) of the Company Disclosure Letter which sets forth a list of the Company's top 25 customers by related revenue for the four fiscal quarters ended December 31, 2005 (provided that such list excludes purchase orders other than blanket purchase orders covering deliveries over periods of 90 days or more); or
    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company.
  Schedule. Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.16(a)(i) through 2.16(a)(xi) hereof, setting forth for each such Company Material Contract, the subsections of Section 2.16(a) applicable to such Company Material Contract; provided, that any such Company Material Agreements that relate solely to the Company's Automation Products Group are not so listed, but will be provided to Parent as soon as practicable following the execution of this Agreement in the form of a revised Section 2.16(b) of the Company Disclosure Letter.
  No Breach. Assuming due execution by the counterparty thereto, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for such violations, commissions, or failures to perform which in the aggregate could not reasonably be expected to be material to the Company.
  Consents. Except as set forth in Section 2.16(d) of the Disclosure Letter, the Company is not party to, subject to, or bound by any Contract that (i) requires the Company to give any notice to any third party regarding the transaction contemplated by this Agreement or (ii) that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the licensing of any Company Intellectual Property.

2.17   Insurance .  The Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds related to the business of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18   Export Control Laws

. The Company and each of its Subsidiaries has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

  The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals");
  The Company and each of its Subsidiaries is in material compliance with the terms of all applicable Export Approvals;
  There are no pending or, to the Company's Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;
  To the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that may give rise to any future claims; and
  No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

2.19   Foreign Corrupt Practices Act

. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) nor, to the Knowledge of the Company, any of their respective agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates (collectively, the "FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to reasonably ensure compliance with the FCPA and has made available to Parent all such documentation.

2.20   Information Supplied .  The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the "Proxy Statement") will not, on each relevant filing date, on the date of mailing to the Company's shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.21   Board Approval .  The Board of Directors of the Company has, by resolution adopted by vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company's shareholders at the Company Shareholders' Meeting.

2.22   Fairness Opinion .  The Company's Board of Directors has received a written opinion from The Spartan Group LLC, dated as of April 24, 2006 that, as of such date, the Merger Consideration and the consideration received under the AP Purchase Agreement are fair to the Company's shareholders from a financial point of view (the "Fairness Opinion").

2.23   Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and, except as set forth in Section 2.23 of the Company Disclosure Letter, the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

2.24   Relationship with Key Customers and Suppliers .   As of the date hereof, the Company has no knowledge of any intention or indication by a "Significant Customer" (as herein defined) that such Significant Customer intends to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As of the date hereof, the Company has no knowledge of any intention or indication of intention by a "Significant Supplier" (as herein defined) to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As used herein, (x) "Significant Customer" means any of the 25 largest customers of the Company, measured in terms of sales volume in dollars for the 12-month period ended December 31, 2005, and (y) "Significant Supplier" means any supplier of the Company from whom Company has purchased $500,000 or more of goods during the year ended December 31, 2005 for use in the Company's business.

2.25   Absence of Debt . The Company and its Subsidiaries have no outstanding debt, capital lease or other debt financing obligations, and there are no Liens on the Company or its Subsidiaries' assets or properties securing any debt, capital lease or other debt financing.

2.26   No Material Misstatements

. None of the representations or warranties made by Company (as modified by the Disclosure Letter), nor any statement made in the Disclosure Letter or in any certificate furnished by Company pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

3.1   Organization .  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary except for such failures to be in good standing, individually or in the aggregate, as have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.2   Authority; Necessary Consents .

  Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other action is required on the part of Parent to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Agreement of Merger pursuant to Oregon Law, the HSR filing and other matters specified in Section 2.3(c). This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery of this Agreement by the Company and HoldCo, constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.
  Necessary Consents.  No consent, notice, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger or the other transactions contemplated hereby within the time frame in which the Merger and such other transactions would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.
  No Conflict. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation, Articles of Incorporation or bylaws of Parent, (ii) subject to obtaining the Necessary Consents, conflict with or violate any material Legal Requirement applicable to Parent or by which Parent or any of its properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract of Parent, except, in each case under the preceding clauses (i), (ii) and (iii), for any conflicts, violations, breaches or defaults which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated.

3.3   Capital Resources

  .  Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration.

3.4   Proceedings Challenging Transactions .  As of the date hereof, (a) there is no proceeding before any Governmental Entity pending against Parent challenging the Merger or the other transactions contemplated hereby, and (b) no such proceeding has been threatened against Parent.

3.5   Information Supplied .  The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company's shareholders and at the time of the Shareholders' Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by HoldCo or the Company which is contained in the Proxy Statement.

ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by the Company.

  Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or disclosed in Section 4.1 of the Company Disclosure Letter or as required by any Legal Requirement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) exercise commercially reasonable efforts to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due (except to the extent disputed in good faith), pay or perform other material obligations when due, and (iii) exercise commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with material customers, suppliers, licensors, licensees, and others with which it has business dealings.
  Required Consent. Without limiting the generality of Section 4.1(a), except as otherwise expressly contemplated by this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter or as required pursuant to any Legal Requirement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
    Enter into any new line of business;
    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;
    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested Common Stock of the Company in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;
    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms, (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, and (C) the issuance of Company Options to newly hired employees in the ordinary course of business consistent with past practices;
    Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company's Subsidiaries;
    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets out of the ordinary course of business;
    Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;
    Sell, lease, license, encumber or otherwise dispose of any material properties or assets except (A) the sale of Company Products to customers in the ordinary course of business, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice and (C) except for (1) Liens for taxes not yet due and payable, (2) statutory Liens securing payments not yet due and (3) Liens that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby;
    Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;
    Except as required by GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting;
    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or amend any Return;
    Except in the ordinary course of business consistent with past practices, enter into any licensing, distribution, sponsorship, advertising, merchant program, or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on the Company;
    Cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;
    Revalue any of its assets or make any change in accounting methods, principles or practices other than as required by Legal Requirements promulgated or first effective after the date of this Agreement;
    Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, which lawsuit, proceeding or settlement is seeking damages of $50,000 or more;
    Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;
    Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any material manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company (other than regular compensation increases for employees in the ordinary course of business consistent with past practices), (2) adopt or amend (except to the extent necessary to maintain the tax-qualified status of such Company Benefit Plan) any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options (other than accelerations as a result of the accelerated vesting of the Company Options contemplated by this Agreement), or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" and other than option agreements in the Company's standard form pursuant to option grants to newly hired employees in the ordinary course of business consistent with past practices) or enter into any collectively bargained agreement;
    Grant any exclusive rights with respect to any Company Intellectual Property;
    Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, non-solicitation, exclusivity, "most favored nations" or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;
    Hire employees other than in the ordinary course of business consistent with past practice or hire officers or directors;
    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;
    Make or commit to make capital expenditures exceeding $100,000 individually or $250,000 in the aggregate that are not provided for in the Company's current operating plan;
    Modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company;
    Enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of an aggregate of $250,000; or
    Take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiv) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform in all material respects, its covenants or agreements hereunder.

4.2   Procedures for Requesting Parent Consent

. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing (including by way of reply email) has been received from one of such individuals.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement .  As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to shareholders required by Section 60.561 of the Oregon Revised Statutes and Section 1301 of the California Corporations Code that dissenters' rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent reasonably promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will reasonably promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to shareholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will exercise commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as soon as reasonably practicable after the definitive Proxy Statement is filed with the SEC.

5.2   Meeting of Company Shareholders; Board Recommendation .

Meeting of Company Shareholders. The Company will take all commercially reasonable action necessary in accordance with Oregon Law and its Articles of Incorporation and Bylaws to call, hold and convene a meeting of its shareholders, to consider approval of this Agreement and approval of the Merger (the "Shareholders' Meeting") to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the Company's shareholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders' Meeting. The Company shall cause the Shareholders' Meeting to be called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders' Meeting are solicited in compliance with Oregon Law, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements.

  Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of approval of this Agreement and approval of the Merger at the Shareholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's shareholders vote in favor of approval of this Agreement and approval of the Merger at the Shareholders' Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify in a manner adverse to Parent, or resolve or publicly propose to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company's shareholders vote in favor of approval of this Agreement and approval of the Merger.

5.3   Acquisition Proposals .

  No Solicitation. HoldCo and the Company agree that neither they nor any of their affiliates or Subsidiaries nor any of their respective officers and directors shall, and that they shall use all commercially reasonable efforts to cause their and their affiliates and Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by any of them) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, or knowingly induce, facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) subject to Section 5.3(c), participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to any Acquisition Proposal, (iii) subject to Section 5.3(c), engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment relating to any Acquisition Proposal. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal.
  Notification of Unsolicited Acquisition Proposals.
    Within 72 hours after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes would lead to an Acquisition Proposal, HoldCo or the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent within 48 hours oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall within 72 hours provide Parent a copy of the Acquisition Proposal, request or inquiry and all written materials subsequently provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.
    The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.
    Parent shall have five business days from receipt of notice of, and all required information regarding, a Superior Offer to match such Superior Offer in writing delivered to Company (it being agreed that, in a case where the Superior Offer includes stock consideration, Parent shall be entitled to match such Offer with the cash equivalent of such stock consideration). If Parent elects to match such Superior Offer, HoldCo and Company shall immediately suspend further dialogue concerning such Superior Offer with the competitive bidder.
  Superior Offers.  Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from an unaffiliated third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its financial and legal advisors and such other advice and information as deemed necessary), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company concludes in good faith, following the receipt of advice of the Company's outside legal counsel, that the failure to do so could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law:
    Request information from the Person making such Acquisition Proposal for the purposes of enabling the Board of Directors of the Company to become appropriately informed about the Acquisition Proposal that has been made and the Person that made it;
    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
    Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions or negotiations with such third party, the Company gives Parent written notice of the Company's intention to enter into negotiations with such third party.
  Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer and release the Person making the Superior Offer from any "standstill" obligation pursuant to agreements between such Person and the Company (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (v) are met:
    A Superior Offer with respect to the Company has been made and has not been withdrawn or matched by Parent;
    The Shareholders' Meeting has not occurred;
    The Company shall have (a) delivered to Parent written notice (a "Change of Recommendation Notice") at least two Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company may effect a Change of Recommendation and the manner in which it may do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer (to the extent not previously provided to Parent), and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer; and
    The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law.
  Continuing Obligation to Call, Hold and Convene Shareholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so unless this Agreement has been validly terminated in accordance with Article VII hereof.
  Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).
  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
    "Acquisition Proposal," with respect to HoldCo or the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of HoldCo, the Company or any of their Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of HoldCo, the Company or any of their Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving HoldCo, the Company or any of their Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of HoldCo, the Company (including their Subsidiaries taken as a whole), or (d) any liquidation or dissolution of HoldCo or the Company (provided, however, the transactions among Parent, HoldCo and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
    "Superior Offer," with respect to the Company, shall mean a bona fide written offer made by an unaffiliated third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its financial adviser) would be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably likely of being consummated.
  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of HoldCo or the Company shall be deemed to be a breach of this Agreement by HoldCo and the Company.

5.4   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants .

  Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated December 21, 2005, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
  Access to Information. Upon reasonable notice and subject to the Confidentiality Agreement and the requirements of the HSR Act, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (in a manner that is not disruptive to the Company) during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. Upon reasonable notice and subject to the Confidentiality Agreement and the requirements of the HSR Act, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.
  No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5   Public Disclosure .  Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6   Regulatory Filings; Reasonable Efforts .

  Regulatory Filings. Each of Parent and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and each of Parent and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby as promptly as reasonably practicable after the date hereof (or as promptly as reasonably practicable following the occurrence of any events that cause any such filing, notice, petition, statement, registration, submission or application to be reasonably likely to be required), including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ if required by the HSR Act, (ii) pre-merger notifications required by the competition laws of other countries, or the European Union, as reasonably determined by Parent and the Company, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.
  Exchange of Information. Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.
  Notification. Each of Parent and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
  Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. In addition, nothing herein shall require Parent to litigate with any Governmental Entity or third party.
  Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this agreement, an "Action of Divestiture" shall mean (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. In addition, nothing herein shall require Parent to litigate with any Governmental Entity.

5.7   Notification of Certain Matters .

  By the Company. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
  By Parent. Parent shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.8   Third-Party Consents .  As soon as practicable following the date hereof, the Company will use commercially reasonable efforts (without any obligation on the part of the Company or Holdco to incur any material cost or expense or to incur any additional material obligation or suffer the loss of any material right or benefit) to give any required notices and to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter.

5.9   Equity Awards and Employee Matters .

  Employee Stock Options. As soon as practicable following the date hereof and consistent with their terms, the Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Company Options will be cancelled or terminated prior to the Closing and treated in the manner set forth in Section 1.6(d) hereof. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.9 shall be subject to review and approval by Parent. The Company will grant no new Company Options after the Adjustment Date.
  Termination of Company Employee Stock Purchase Plans. The Company shall ensure that, after the date of this Agreement, participants in the Company Purchase Plans will not be permitted to increase their elections under such plans. As of June 15, 2006, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, June 30, 2006, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Outstanding rights to purchase Company Common Stock will be exercised in accordance with the Company Purchase Plans, and each share of Company Common Stock purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration, without the issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plans. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan and timely distributing any notices required by the terms of the Company Purchase Plans) that are necessary to give effect to the transactions contemplated by this Section 5.9(b). Any materials to be submitted to participants in the Company Purchase Plan shall be subject to review and approval by Parent. The Company will issue no new purchase rights under the Company Purchase Plan after June 30, 2006.
  Spin-off and Continuation of 401(k) Plans.

  Prior to the Effective Date, the Company shall amend or cause to be amended, as needed, any and all Company Employee Plans which include or are intended to include a "qualified cash or deferred arrangement" described in Code Section 401(k) (each a "401(k) Plan") effective no later than the Effective Date in accordance with the following:

    To provide that the AP Purchase effectively creates a distributable event (notwithstanding the "same desk rule") under each 401(k) Plan with respect to any and all 401(k) Plan participants (and related surviving beneficiaries or alternate payees) who (i) upon the AP Purchase will be employed by the AP Company or any of its subsidiaries or affiliates, or (ii) as of the AP Purchase date were last employed by any of the business operations acquired in the AP Purchase (collectively, the "AP Participants"); and
    To ensure that Parent shall have the right to amend, merge or terminate each such 401(k) Plan thereafter.

  401(k) Plan amendments to accomplish the foregoing actions shall be proposed to Parent for its review and approval before being adopted. Copies of the approved amendments and corresponding board of directors' resolutions, as adopted, shall be provided to Parent in advance of the Closing.

  Company Employees. Company Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Company Employees full credit under such policies for prior service at the Company for purposes of determination of the level of benefits under Parent's benefit plans, programs or policies for prior service at the Company; provided that such credit does not result in duplication of benefits. Notwithstanding the foregoing, nothing in this Section 5.9(d) shall limit or prevent Parent or Company from modifying, amending, or terminating any employee benefit plans, programs, or policies at any time in their sole discretion.
  Change in Control Agreements. Immediately prior to the Effective Time, all amounts due for payments, acceleration of vesting of equity awards and extension of health benefits which may be due to employees or directors of the Company pursuant to an agreement set forth in Section 2.15(j) of the Company Disclosure Letter, as a result of the consummation of the Merger or the execution of this Agreement, shall be deemed to have been incurred by virtue of the consummation of the Merger. The Company shall treat any conditions other than the consummation of the Merger or the execution of this Agreement (such as actual or constructive termination of employment in connection with the Merger) as satisfied. It is acknowledged and agreed that, upon consummation of the Merger, all further conditions (such as actual or constructive termination of employment in connection with the Merger) set forth in any such agreement shall be deemed satisfied and that all such payments, vesting of equity awards and extension of health benefits shall be made without regard to the occurrence of any subsequent event; provided, (i) that cash payments may be made in lieu of health benefits, (ii) no such cash payments in lieu of health benefits shall be made to any Person who receives health benefits as an employee of Parent following the Effective Time and (iii) such payments, vesting acceleration and health benefits (or payment in lieu thereof) shall be conditioned upon receipt by Parent of a release and waiver of claims and agreement to the foregoing in form and substance reasonably satisfactory to Parent. The Company shall use commercially reasonable efforts to accomplish the foregoing, including obtaining such releases and agreements prior to the Effective Time.

5.10   Indemnification.

  Indemnity. From and after the Effective Time, Surviving Corporation will assume without further action by any of the parties, fulfill and honor in all respects the obligations of the Company pursuant to all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company in its Articles of Incorporation or bylaws or any indemnification agreements between the Company and its directors and officers as of the date hereof (the "Indemnified Parties"), subject to applicable law and the releases that the shareholders of HoldCo are executing and delivering in connection with the closing of the Stock Purchase Agreement. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.
  Insurance. For a period of six years after the Effective Time, Surviving Corporation will cause to be maintained directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium) and provided further, however, that notwithstanding the foregoing, Surviving Corporation may satisfy its obligations under this Section 5.10(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are comparable to the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof.
  Third Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including but not limited to a reorganization by Parent), then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation shall honor the obligations set forth with respect to the Surviving Corporation in this Section 5.10(c).

5.11   Section 16 Matters .  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12   FIRPTA Compliance .  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.13   Insurance Approval .  The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent's insurance broker to act as the Company's insurance broker of record with respect to all insurance policies held by the Company.

5.14   Estimated Expenses

. At the time of delivery of the Adjustment Balance Sheet, the Company shall provide Parent with a statement of its and HoldCo's estimated Transaction Costs showing detail of accrued (both paid and unpaid) Transaction Costs incurred by the Company and HoldCo as of the Adjustment Date, and a good faith estimation of Transaction Costs that the Company and HoldCo estimate will be incurred in completing the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Parent (the "Statement of Expenses"), and the Statement of Expenses shall be certified as true and correct in all material respects in form acceptable to Parent as of the Adjustment Date by the Company's and HoldCo's Chief Financial Officers. The accrued unpaid expenses and estimated expenses reflected in the Statement of Expenses are collectively referred to herein as the "Estimated Transaction Costs." The Statement of Expenses will reflect all Transaction Costs accrued and expected to be incurred by the Company and HoldCo as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1   Conditions to the Obligations of Each Party to Effect the Merger .  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

  Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of the Company.
  No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
  HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby, if applicable, will have expired or terminated early. All other foreign antitrust approvals reasonably determined by Parent to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.
  Stock Purchase. The Stock Purchase shall close instantaneously prior to the Merger.
  Tail Policy. The tail policy for D&O insurance coverage referenced in Section 5.10 shall have been bound and coverage shall be in force, as evidenced by a certificate from the tail policy insurer.

6.2   Additional Conditions to the Obligations of Parent .  The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief executive officer of the Company.
  Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company.
  Sale of AP Business. The AP Purchase shall close immediately prior to the Merger and the Stock Purchase.
  Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.
  No Governmental Restriction; Litigation. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority or third party (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the Stock Purchase Agreement of the AP Purchase Agreement, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.
  Third Party Consents and Modifications. The Company shall have exercised commercially reasonable efforts to deliver to Parent all of the consents and approvals and contract modifications set forth on Schedule 6.2(f).
  Joint Venture Amendment. The Company shall have delivered to Parent the letter agreement amending and modifying the joint venture agreement, duly executed by Amplus, the joint venture partner, in the form set forth on Schedule 6.2(g).

  Lien Release. Bank of the West shall have released its lien against HoldCo and shall have released HoldCo from all liabilities and obligations, or otherwise terminated HoldCo's obligations, under any agreement with Bank of the West relating to the credit agreement, letter of credit financings or other debt financings to which HoldCo is a party.

  Bond Authorities.  The bond authorities who financed the Fremont and Logan real estate projects shall have released HoldCo from all liabilities and obligations, or otherwise terminated all of HoldCo's obligations, under any agreement with such authorities to which HoldCo is a party, or Ardenwood LLC ("Ardenwood") shall have agreed, on terms and conditions reasonably acceptable to Purchaser, (a) to indemnify, defend and hold HoldCo harmless from all liability to such bond authorities thereunder, (b) if Ardenwood sells or otherwise transfers to an unaffiliated third party either of the Fremont or Logan real estate projects, it will at or prior to such sale, (i) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (ii) pay off the bonds as to the applicable project and (c) if the Company desires to vacate either of the real estate projects or change its use of such projects in a manner, which would violate the terms of the applicable bond agreements, but would not violate the Company's lease of such project, and the Company has provided Ardenwood with not less than six (6) months prior written notice of such intent, Ardenwood will, at or prior to the expiration of such notice period, (i) obtain a written waiver of such violation from the applicable bond authority, (ii) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (iii) pay off the bonds as to the applicable project, all of which obligations will be binding upon any successor or assign of Ardenwood or the applicable property, so long as the bonds as to such property remain outstanding.  Such agreement will also provide that neither HoldCo nor the Company shall intentionally default under such agreements (except as provided in subpart (c) above) and (ii) nothing in such agreement shall in any way amend or constitute a waiver of any of the Company's obligations under its leases of the projects.

6.3   Additional Conditions to the Obligations of the Company .  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent.
  Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination .  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

  by mutual written consent of Parent and the Company;
  by either the Company or Parent if the Merger shall not have been consummated by September 30, 2006 or such later date, if any, that Parent and the Company may agree upon in writing (the "End Date"); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
  by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to challenge such order, decree, ruling or action; provided, further, that notwithstanding anything to the contrary, the Company may challenge such order, decree, ruling or action until September 30, 2006 but Parent shall have no obligation to remove such order, decree, ruling or action;
  by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company shareholder approval shall have been principally and proximately caused by the action or failure to act of Company which constitutes a breach by the Company of this Agreement;
  by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of the Company) if a Triggering Event (as defined below) with respect to the Company or a material breach of Section 5.3 of this Agreement shall have occurred;
  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure any such curable breach through such 30 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30 day period);
  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure any such curable breach through such 30 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30 day period); and
  by either the Company or Parent if either of the Stock Purchase Agreement or the AP Purchase Agreement is terminated.

For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any definitive agreement, contract or commitment providing for the consummation of any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with HoldCo or Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2   Notice of Termination; Effect of Termination .  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no further liability on the part of any of the parties, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3   Fees and Expenses .

  General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the fees and expenses incurred by HoldCo or the Company in order to consummate the transactions contemplated hereby and by the Stock Purchase Agreement and AP Purchase Agreement (including without limitation the fees and expenses of The Spartan Group, WSGR, accountants, SEC) shall be paid from the Merger Consideration and the Parent shall pay 50% of any filing fee for any Notification and Report Forms filed with the FTC and DOJ under the HSR Act and financial printer costs.
  Company Payment.
    Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(d) or (e), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $4,000,000 in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 7.1(d): (a) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for an Acquisition of the Company, and (b) such payment shall be made promptly, but in no event later than two business days after the consummation of such Acquisition of the Company or the entry into such agreement by the Company.
    Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.
    Certain Definitions. For the purposes of this Section 7.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4   Amendment .  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company, provided, after approval of the Merger by the shareholders of the Company, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or Nasdaq requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5   Extension; Waiver .  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties .  The representations and warranties of the Company and Parent contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2   Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  if to Parent, to:

Omron Management Center of America, Inc.
East Commerce
Schaumburg, Illinois 60045
Attention: President
Telephone No.: (847) 843-7852
Telecopy No.: (847) 884-1866

with copies to:

Enterprise Law Group, LLP
Three First National Plaza

70 West Madison Street, Suite 740

Chicago, Illinois 60602
Attention: Steven K. Sims, Esq.
Telephone No.: (312) 578-0200 x101
Telecopy No.: (312) 578-0202

if to the Company, to:

Scientific Technologies Incorporated
6550 Dumbarton Circle
Fremont, California 94555
Attention: Joseph J. Lazzara, President and Chief Executive Officer
Telephone No.: (510) 608-3400
Telecopy No.: (510) 744-1442

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Christian E. Montegut, Esq.
Telephone No.: (206) 883-2500
Telecopy No.: (206) 883-2699

8.3   Interpretation; Knowledge .

  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole, unless otherwise expressly provided herein. The word "affiliate" when used herein shall mean, with respect to any specified person, any other person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
  For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, with respect to any matter in question, that any of the "officers" (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) of such party has actual knowledge of such matter, after a reasonable inquiry of such advisor(s) or employee(s) of the party who would reasonably be expected to have actual knowledge of such matter.
  For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or, in the case of Company and its Subsidiaries, considering only the effect on the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of SPG, or (ii) materially impede the ability of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that in no event shall any of the following, alone, be deemed to constitute a material adverse effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent; (ii) any change in the price or trading volume of the Company Common Stock; (iii) any changes affecting the United States economy in general or generally affecting the industries in which the Company operates, except any such change which as a disproportionate impact on Company; (iv) any changes affecting general worldwide economic or capital market conditions; (v) any changes that the Company has reasonably demonstrated are principally the result of any legally required announcement or announcement made with prior approval of Parent or the pendency of the Merger and the other transactions contemplated by the Merger Agreement thereafter; (vi) any affects resulting from changes after the date of this Agreement in U.S. GAAP; or (ix) any affects resulting from any legal proceeding against the Company by shareholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or alleging breach of fiduciary duty in connection therewith.
  For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4   Counterparts .  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; Third-Party Beneficiaries .  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, Stock Purchase Agreement and the AP Purchase Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.6   Severability .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Other Remedies

  .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8   Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.9   Rules of Construction .  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10   Assignment .  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

Omron Management Center of America, Inc.

By: __________________________

Tatsunosuke Goto

President

Scientific Technologies Incorporated

By: __________________________

Joseph J. Lazzara

President, Chief Executive Officer and Treasurer

Scientific Technology Incorporated

By: __________________________

Anthony R. Lazzara

President and Chairman